Exhibit 35.4

STATEMENT OF COMPLIANCE

Nelnet Student Loan Trust 2008-4

121 S. 13th Street, Suite 201

Lincoln, NE 68508

Pursuant to the May 16, 2008 letter agreement related to the Student Loan Servicing Agreement dated as of September 30, 1998 (as amended from time to time) by and between Great Lakes Educational Loan Services, Inc. (“Great Lakes” and NHELP-I, Inc., which Servicing Agreement was amended pursuant to a letter amendment dated as of September 23, 2004, to include the Nelnet Student Loan Trusts (the “Servicing Agreement”), the undersigned here certifies that (a) a review of the activities of Great Lakes during the period ending December 31, 2008 and of its performance under the Servicing Agreement, has been made under my supervision; and (b) to the best of my knowledge, based on such review, Great Lakes has fulfilled all of its obligations under the Servicing Agreement, in all material respects, during such period.

Great Lakes Educational Loan Services, Inc.

/s/ MICHAEL J. NOACK______________

Michael J. Noack

Chief Servicing Officer

February 20, 2009